EXHIBIT 16.1

M&K CPAS, PLLC
13831 Northwest Freeway Suite 575
Houston, TX 77040

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

April 14, 2011

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated April 14, 2011, of Sebring Software, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 5.02 insofar as they relate to our firm, we have no basis to agree or disagree with the statements made regarding the successor auditor.

Very truly yours,

/s/ M&K CPAS, PLLC
Houston, TX